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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2003 divine, inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-30043 (Commission File Number)	36-4301991 (IRS Employer Identification No.)

1301 N. Elston Avenue
Chicago, Illinois 60622
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (773) 394-6600

N/A
(Former name or former address, if changed since last report)

Item 3.    Bankruptcy or Receivership.

        On February 25, 2003, divine, inc. ("divine") announced that its board of directors has authorized divine and its divine Managed Services, Inc., Open Market, Inc., Data Return Corporation, Viant Corporation, and eshare communications Inc. subsidiaries (collectively, the "Company") to file a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Massachusetts, Eastern Division (the "Bankruptcy Court"), which divine intends to file immediately. This will allow divine to continue its operations while it works to restructure its liabilities and works to achieve resolution to the remaining economic issues facing its RoweCom, inc. subsidiary. divine will continue to manage its properties and operate its businesses, including retaining its critical staff, in accordance with the applicable provisions of the Bankruptcy Code and as permitted by the Bankruptcy Court.

        divine also announced that, in addition to the recent hiring of Broadview International LLC, it has engaged Casas, Benjamin & White LLC, a financial advisory firm specializing in corporate restructurings, to assist management in day-to-day operations. divine has received indications from several organizations expressing interest in purchasing some or all of divine's assets and operations, including a letter of intent from GTCR Golder Rauner LLC, a financial investment firm, to acquire divine's business in its entirety. Any sale or other transaction, though, would be accomplished pursuant to the Bankruptcy Code and subject to final approval of the Bankruptcy Court.

        As a result of the bankruptcy filing, divine intends to comply with the modified reporting obligations under the Securities and Exchange Commission's Release 34-9660 (June 30, 1972) and Staff Legal Bulletin Number 2 (April 16, 1997) in lieu of continuing to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under Section 13(a) of the Securities Exchange Act of 1934, as amended.

        A copy of the press release announcing the Company's intent to file for bankruptcy is filed herewith as Exhibit 99.1 and is incorporated herein by this reference.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2003
divine, inc.
	By:	/s/ MICHAEL P. CULLINANE Michael P. Cullinane Executive Vice President, Chief Financial Officer, and Treasurer

divine, inc.

Exhibit Index

Exhibit Number	Description of Exhibit
99.1	Press Release of divine, inc. announcing its intent to file for bankruptcy, dated February 25, 2003

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  Item 3. Bankruptcy or Receivership.
SIGNATURE
Exhibit Index